DANKA PRESS RELEASE

FOR IMMEDIATE RELEASE                                                PAUL SUIJK
                                                                 (727) 579-2881

October 21, 1998                                                 PAUL G. DUMOND
                                                             011-44171-399-3000

                     DANKA ANNOUNCES AGREEMENT WITH LENDERS


Danka Business Systems PLC (NASDAQ: DANKY) today announced that it obtained from its bank lenders a waiver of certain financial covenants and the consequences of failing to comply with such covenants under its Senior Credit Facility for the period beginning on September 30, 1998 and ending February 28, 1999. Larry K. Switzer, Danka's Chief Financial Officer, said: "While we certainly have continued challenges ahead of us, we are pleased that we have reached an agreement regarding the waiver which provides us an opportunity to move forward and focus on our customers and business."

Upon granting of the waiver the lenders advanced $20 million in new loans to the Company. Terms of the waiver included a 70 basis point increase in the interest rate on certain borrowings under the Senior Credit Facility during the waiver period, the granting of security interests in substantially all of the Company's U.S. subsidiaries' assets to secure up to $225 million of the borrowings under the facility, a $50 million reduction in the total commitment by the lenders and a limitation of new loans during to the waiver period to the $20 million advanced, plus $55 million of additional loans which are subject to the Company providing projections and a business plan deemed satisfactory by the banks and similar matters.

Danka has agreed, at its expense, to cooperate with the banks' and their representatives' review of the assets of the Company. The Company has also agreed to use its best efforts to maintain, during the waiver period, at least $30 million in lines of credit outside the U.S. Danka has also agreed that it shall not incur additional Indebtedness (as defined in the Senior Credit Facility) except Indebtedness under the facility and indebtedness under the lines required to be maintained outside the U.S. During the term of the waiver, the Company may not pay dividends and the banks' consent is required for any acquisitions or investments by the Company. The waiver will be available in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Based on currently available financial information, the Company expects to incur a loss in the second quarter. The Company continues to expect to announce the second quarter earnings in early November.

Danka Business Systems PLC, headquartered in London, England and St. Petersburg, Florida, is one of the world's largest independent suppliers of office equipment and related services, parts and supplies. Danka employs approximately 20,000 people and provides office products and services in more than 30 countries around the world.


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Forward-Looking Statements

Certain statements contained in this press release, including statements related to the impact of receiving the waiver, anticipated second quarter results and the Company's Senior Credit Facility are forward looking, and contain information relating to the Company that is based on the beliefs of management as well as assumptions made by, and information currently available to, management. The words "goal", "expect", "believe" and similar expressions as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements, including but not limited to: (i) the Company's inability to maintain compliance with its Senior Credit Facility or other financing arrangements, including the possibility that further amendments or waivers may be required to maintain such compliance after the expiration of the current waiver; (ii) the possibility that the $55 million of additional indebtedness permitted to be incurred during the period the waiver is in effect, may not be sufficient to maintain the Company's operations; (iii) the Company's inability to satisfy the requirements to obtain such additional indebtedness; (iv) the Company's inability to restructure its operations; (v) the Company's inability to retain customers; (vi) the Company's inability to maintain existing supply arrangements and terms and (vii) the Company's inability to retain key employees. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date hereof.








11201 Danka Circle North                                    33 Cavendish Square
St. Petersburg, FL  33716                               London, England W1M 0DE


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